Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Scudder MG Investments Trust on Form N-1A ("Registration Statement") of our report dated December 23, 2004, relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report to Shareholders of Scudder International Select Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2005